UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                       (as permitted by Rule 14a-6(e)(2))
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                [ ] Soliciting Material Pursuant to (S)240.14a-12

                     The Central European Equity Fund, Inc.
                     --------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

Form of stockholder letter and Institutional Shareholder Services Proxy Analysis
--------------------------------------------------------------------------------

The enclosed form of stockholder letter, together with the proxy analysis of Institutional Shareholder Services dated May 24, 2002, was released to the following stockholders on May 30, 2002:

Harvard Management Inc.                   GSG Capital Advisors
600 Atlantic Avenue                       16830 Adlon Road
Boston, MA 02210                          Encino, CA 91436
Att: Mr. Jeff Larson

Madison Ltd.                              City of London Investment Management
170 Avenue C, Suite 16-F                  1125 Airport Road
New York, NY 10009                        Coatesville, PA 19320
Att: Mr. Dennis Teng                      Att:  Mr. Barry Olliff

Tattersall Advisory Group
6802 Paragon Place
Richmond, VA 23230
Att: Mr. Jim Mallery

Lazard Asset Management
30 Rockefeller Center
New York, NY 10112
Att: Mr. Kun Deng

Deep Discount Advisors
One West Pack Square
Asheville, NC 28801
Att: Mr. Ron Olin

Opportunity Partners LP
60 Heritage Drive
Pleasantville, NY 10570
Att: Mr. Phil Goldstein

Horowitz & Company Inc.
1555 North Park Drive #102
Weston, FL 33326
Att: Mr. Roy Ward

Croft-Leominster Inc.
207 East Redwood Drive
Baltimore, MD 21202
Att: Mr. Kent Croft

                                          THE CENTRAL EUROPEAN EQUITY FUND, INC.

                                          /s/ Robert R. Gambee
                                          ---------------------------
                                          Robert R. Gambee
                                          Chief Operating Officer and Secretary

                                                           May 30, 2002

Dear

      Enclosed is a copy of the Institutional Shareholder Services report in which they comment on the shareholder proposal for CEE. Perhaps you have already seen it.

      The ISS recognizes the proponent really wants an open-ending of the Fund. In their review, ISS determined that there was no affiliation between the board and DeAM, the fund's advisor, since the audit and advisory committees are all comprised of independent directors. CEE's performance has been in line with its benchmark since inception and its expense ratio is also in line (they even say many non-US equity CEFs have higher expense ratios.) They cite favorably the board's repurchase program as tangible evidence of trying to tackle the discount. But they further say that, in their view, discounts are cyclical and are based on investor sentiment and public opinion. As investment styles and geographic regions come in and out of favor, CEF discounts respond accordingly. They add that the argument that a discount represents a loss in value from NAV is not necessarily true for most investors who purchased at a discount, and thus the discount is not the basis from which their investment should be judged. They conclude there is no direct linkage between the discount, a possible open-ending, and the advisor. They thus recommend voting against the proposal.

      As professional money managers, I hope you share their views. Please call me with any comments you may have.

                                                     Sincerely,

                                                    /s/ Robert Gambee

                                                      Robert Gambee
                                                Chief Operating Officer
                                                   Tel: (212) 454-1695
                                                   Fax: (212) 454-1706

[LOGO] ISS

Proxy Analysis:

                     The Central European Equity Fund, Inc.

Ticker: CEE

Annual Meeting: June 13, 2002

Record Date: May 10, 2002

Security ID: 153436100(CUSIP)

--------------------------------------------------------------------------------
                                 MEETING AGENDA
--------------------------------------------------------------------------------
Item         Code             Proposals                  Mgt. Rec.      ISS REC.
--------------------------------------------------------------------------------
|_| 1        M0201      Elect Directors                    For          SPLIT*
--------------------------------------------------------------------------------
|_| 2        M0101      Ratify Auditors                    For           FOR
--------------------------------------------------------------------------------
|_| 3        S0810      Terminate Advisory Agreement     Against       AGAINST
--------------------------------------------------------------------------------

* WITHHOLD votes from Juergen Strube for poor attendance.

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services


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INSTITUTIONAL                                                             PAGE 2
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SERVICES
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BUSINESS: Closed-end investment company

STATE OF INCORPORATION: Maryland

ACCOUNTANTS: PricewaterhouseCoopers LLP

AUDIT FEES: Pursuant to the SEC's revised Auditor Independence Requirements and revised proxy disclosure rules, the company has reported fees paid to the auditors in the last fiscal year. These fees are reflected in the table below.

Audit fees:                                                  $ 55,000.00

Financial information systems design and                     $ 0.00
implementation fees:

All other fees:                                              $ 11,733.00

Percentage of total fees attributable to nonaudit work:      17.58%


================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services


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INSTITUTIONAL                                                             PAGE 3
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--------------------------------------------------------------------------------
                                 BOARD SUMMARY
--------------------------------------------------------------------------------
                                Insiders        Affiliated        Independent
                                --------        Outsiders          Outsiders
                                                ----------        -----------

Full Board                          3               0                  6

Audit Committee                     0               0                  4

Compensation Committee              0               0                  0

Nominating Committee                0               0                  3
--------------------------------------------------------------------------------

Classified Board: Yes                      CEO as chairman: No

Current Nominees: 3                        Retired CEO on board: No

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services

INSTITUTIONAL                                                             PAGE 4
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|_|   Item 1: Elect Directors

      The Central European Equity Fund, Inc., classifies its nine directors into three director classes. This proposal seeks election of three directors for three-year terms expiring in 2005.

      The full board consists of three interested persons and six independent outsiders. The Audit Committee comprises four independent outsiders. The Nominating Committee comprises three independent outsiders. Juergen Strube, Robert Wadsworth, Werner Walbrol, Otto Wolff von Amerongen, and Edward Schmults, independent outside directors, have served on the board for a period of ten years or more.

      Juergen Strube, Otto Wolff von Amerongen, and Detlef Bierbaum do not own any shares of a fund within the family of investment companies.

      Juergen Strube and Richard Burt attended less than 75 percent of board and committee meetings last year. However, Mr. Burt is a continuing director who is not up for election at this year's meeting. We were given no additional information concerning Dr. Strube's poor attendance.

      - We support the independent nature of the key board committees, which include no interested persons.

      - In our opinion, directors can best serve shareholder interests by becoming shareholders themselves.

      - We believe high absenteeism warrants withholding votes from directors. In our opinion, directors who fail to attend meetings are not able to fulfill their fiduciary obligations or adequately represent shareholder interests.

      - We will be monitoring Mr. Burt's attendance at future board and committee meetings. We recommend a vote FOR the directors with the exception of Juergen Strube. We recommend that shareholders WITHHOLD votes from Juergen Strube for poor attendance.

      SPLIT vote on Item 1.

|_|   Item 2: Ratify Auditors

      The board recommends that PricewaterhouseCoopers LLP be approved as the company's independent accounting firm for the coming year.

      We prefer that companies do not engage their auditor for work unrelated to the audit function. This safeguards shareholders' interest by avoiding potential conflicts that might interfere with the auditor's independent judgment.

      Vote FOR Item 2.

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services

INSTITUTIONAL                                                             PAGE 5
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|_|   Item 3: Terminate Advisory Agreement

      A shareholder proposes that the fund terminate its investment advisory agreement with Deutsche Asset Management International GmbH (Dami). Explicit in this proposal is the belief that Dami is responsible for the prevailing discount and the main impediment to its reduction. The proponent would like an eventual open-ending of the fund and believes that the termination of the advisor is the first step. As of May 22, 2002, the fund was trading at a 13.81-percent discount to net asset value (NAV).

      Background

      The Central European Equity Fund primarily invests in Central and Eastern European equities. Its benchmark is the CECE index published by the Vienna Stock Exchange covering Poland, Hungary, the Czech Republic, and Slovenia. The fund offers exposure to these markets that have lower P/E's than the developed markets and less instability than other emerging markets. The majority of the fund's holdings are in the Polish and Hungarian markets. The fund believes that as Eastern Europe moves closer to the EU, the economies will continue their expansion and attract new investment.

      The Fund has a Management Agreement with Deutsche Bank Securities, Inc. (the "Manager"), and an Investment Advisory Agreement with Dami. The Manager and the Investment Adviser are affiliated companies.

      The Management Agreement provides the Manager with a fee, computed weekly and payable monthly, at the annual rates of 0.65 percent of the fund's average weekly net asset up to $100 million, and 0.55 percent of such assets in excess of $100 million.

      The investment advisory agreement provides Dami with a fee, computed weekly and payable monthly, at the annual rates of 0.35 percent of the fund's average weekly net assets up to $100 million and 0.25 percent of such assets in excess of $100 million.

      When seeking a termination of an advisory agreement, several factors need be examined. In this case, it seems important to examine the relationship between the board and Dami. Ultimately, the board has control over the discount and any possible open-ending and only if one can prove collusion between the board and advisor would the proposal offer possible relief from the discount. Of course, it is also useful when judging the advisor to examine the performance of the fund and the fund expenses relative to peers. Finally, the root and importance of the discount must also be examined.

      The Board

      The proponent seems to believe that fundamentally there are not sufficient firewalls between the board and the investment advisor to the detriment of shareholders. The general argument is grounded in the contention that the board and the advisor are, in essence, the same entity and that in order to effect change, Dami should be removed. The advisory agreement was last submitted to a shareholder vote on June 21, 1991.

      However, ISS finds no reason to suspect that the board is "affiliated" with the advisor. As shown above, the board contains six independent directors and fully independent Audit and Nominating committees. Past share repurchases also demonstrate that the board may take action that decrease the advisor's fee if they believe it to be in the interests of the shareholder.

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services

INSTITUTIONAL                                                             PAGE 6
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      Advisor Performance

      Over the course of the fund's life (inception: 02/01/1990) the fund has annualized NAV total returns of 4.06 percent. Over this time, the fund has performed roughly in line with its relevant index (although the index has changed several times over the life of the fund). This undermines the possible argument that fund performance has been significantly below par. According to Wiesenberger data, the fund's performance over the last ten year's ranks in the top half of all Non-U.S. Equity Closed-end Funds. The fund also has a reasonable total expense ratio, currently at 1.66 percent of the fund's NAV. The expense ratio indicates that the fund and its advisor are not collecting exceptional fees from fund investors. Many Non-U.S. equity Closed-end Funds maintain a higher expense ratio.

      The Matter of the Discount

      Closed-end funds (CEFs) are fundamentally different from the more popular open-end mutual fund. Unlike a mutual fund, closed-end funds issue a limited number of shares that are then traded on an exchange. The value of fund shares may therefore trade at a level different from the value of the underlying portfolio. The share price can trade at a premium, above the fund's net asset value (NAV), or at a discount, below the fund's NAV. Most closed-end funds, particularly country funds, trade at a discount to NAV.

      If the fund were to open-end, shares would be exchangeable at their NAV price. Unfortunately however, such a conversion to open-ending often leads to a run on fund shares. Investors redeem fund shares as they seek to profit from the new share price. This may lead to large outflows, which in turn causes a forced sell-off of securities within the fund's portfolio. Remaining shareholders are left with a newly open-ended fund with reduced assets, increased portfolio turnover, capital gains, and a corresponding increase in expenses/share. The remaining fund, if it remains at all, is likely a far less attractive investment than the closed-end fund that originally existed.

      The Closed-end Advantage

      The advantages of closed-end funds are oft reported. Since the funds do not have to meet redemptions, closed-end funds do not have to keep cash on hand, allowing their portfolios to be more fully invested. Similarly, CEFs do not have to sell out of positions at inopportune moments and may invest for the longer-term, more fully meeting their investment objective. This last fact helps CEFs hold down portfolio turnover and related expense as well as making CEFs outstanding vehicles for investment in less liquid markets. Further, there is no need for 12b-1 fees as the fund does not have to match outflows with new fund sales. These factors help CEFs maintain generally lower expenses than their open-end brethren.

      CEFs also allow investors to place orders throughout the business day, as opposed to mutual funds where all orders are placed at the close of business. Investors might also benefit from the CEFs use of leverage through the issuance of senior securities. However, leverage comes with increased risk.

      Drawbacks

      Of course, CEFs are not without their drawbacks. Many of these funds are thinly traded, making it difficult for a large investor to "get out" without radically altering the share price. In fact, low liquidity is often a reason cited by dissidents and shareholders for open-ending and tender offer proposals. Of course, a

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services


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      persistent  discount is still the number one  complaint  of  investors  in
      CEFs. In this case, it is the discount that is the cause for concern.

      Discounts

      The majority of closed-end funds trade at a discount; causing some investors to feel they are "missing" value in their investment. ISS however, does not view the discount as such a large problem so long as it is not persistent and a reasonable expectation exists for its eventual narrowing. ISS views discounts as cyclical, based on the vagaries of investor sentiment and popular opinion. As investment styles and geographic regions come in and out of favor, CEF discounts usually respond accordingly. So, while the fund does have a relatively high discount, though not completely out of line with its peers, it is not likely to be a permanent condition.

      Discounts may also provide opportunity for the savvy investor. Buying a fund when it trades at a discount may help the investor achieve higher yields on their investment and the narrowing of a discount may increase the capital gains a shareholder might earn over a given holding period. Finally, it is worth noting that when dissident shareholders describe the discount, it is always described as a loss in value from NAV. However, it is highly unlikely that all investors, including the proponent, actually purchased all shares at NAV. Many investors would have purchased shares at a discount, meaning NAV is not the basis from which their investment should be judged.

      Conclusion:

      While ISS understands it may be difficult for a shareholder to effect change, and that the advisor may be one of the few areas where a tangible influence can be felt, there is really no direct linkage between the discount, a possible open-ending, and the advisor. Further, while the Investment Company Act of 1940 very clearly delineates the relationship between the board and the advisor, there is insufficient evidence to support the proponent's implicit belief that the entire organization is a "club" and that Dami is an impediment to a possible open-ending. It is therefore difficult to justify the disruption in the investment program that a termination of the advisory agreement would portend. There also seems little reason to terminate the advisory agreement on the grounds of performance or expense. Finally, even the eventual goal of narrowing the discount, while well intentioned, may not be important for the long-term health of the fund.

      Vote AGAINST Item 3.

                                   ----------
                     The Central European Equity Fund, Inc.
                              31 West 52nd Street
                               New York NY 10019
                                 (212) 474-7000

      Shareholder Proposal Deadline: January 14, 2003

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services

INSTITUTIONAL                                                             PAGE 8
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      Solicitor: Morrow & Co.

      This vote recommendation has not been submitted to, nor received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

      Copyright 2002, Institutional Shareholder Services, Inc. All Rights Reserved. The information contained in this ISS Proxy Analysis may not be republished, broadcast, or redistributed without the prior written consent of Institutional Shareholder Services, Inc.

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services

INSTITUTIONAL                                                             PAGE 9
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Vote Record Form:

                     The Central European Equity Fund, Inc.

Ticker: CEE

Annual Meeting: June 13, 2002            Record Date: May 10, 2002

Account ID Code:                         Shares Held on Record Date:

Shares Voted:                            Date Voted:

--------------------------------------------------------------------------------
                                 MEETING AGENDA
--------------------------------------------------------------------------------
Item       Code            Proposals        Mgt. Rec.     ISS REC.     Vote Cast
--------------------------------------------------------------------------------
|_| 1      M0201    Elect Directors           For          SPLIT
--------------------------------------------------------------------------------
|_| 2      M0101    Ratify Auditors           For           FOR
--------------------------------------------------------------------------------
|_| 3      S0810    Terminate Advisory      Against       AGAINST
                      Agreement
--------------------------------------------------------------------------------

================================================================================
The Central European Equity Fund, Inc. o May 24, 2002     (C)2002, Institutional
Abbott Martin, Analyst    Phone: (301) 556-0500           Shareholder Services